Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Albemarle Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/    PricewaterhouseCoopers LLP

Richmond, Virginia

May 7, 2008